Exhibit 10.17

MICROSOFT CORPORATION

EXECUTIVE OFFICER INCENTIVE PLAN

ARTICLE 1

Purpose

The Microsoft Corporation Executive Officer Incentive Plan is intended to provide incentive compensation to executive officers of the Company. Except as provided in Section 4.6, Awards under the Plan are intended to qualify as performance-based compensation under Sections 162(m) and 409A of the Internal Revenue Code. This Plan replaces the Microsoft Corporation Annual Performance Bonus Plan for Executive Officers for all executive officers effective as of July 1, 2008.

ARTICLE 2

Definitions

The terms used in this Plan include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:

2.1	“Award” means the incentive compensation awarded by the Committee under Section 4.1.

2.2	“Business Criteria” means the following: sales or licensing volume, revenues, customer satisfaction, expenses, organizational health/productivity, earnings (which includes similar measurements such as net profits, operating profits and net income, and which may be calculated before or after taxes, interest, depreciation, amortization or taxes), margins, cash flow, shareholder return, return on equity, return on assets or return on investments, working capital, product shipments or releases, technology advances and innovations, brand or product recognition or acceptance (including market share) and/or stock price.

2.3	“Code” means the Internal Revenue Code of 1986, as amended.

2.4	“Committee” means the Compensation Committee of Microsoft Corporation’s Board of Directors.

2.5	“Company” means Microsoft Corporation.

2.6	“Deferred Compensation Plan” means the Microsoft Corporation Deferred Compensation Plan, or a similar or successor plan or other arrangement for the deferral of compensation specified by the Committee.

2.7	“Participant” means an employee described in Article 3 of the Plan.

2.8	“Performance Goals” means the written objective performance goals for Awards under the Plan. To the extent required by Section 162(m), the Performance Goals shall be stated in terms of one or more Business Criteria. Performance Goals may be measured: individually, alternatively or in any combination, including through an index; with respect to the Company, a Company subsidiary, division, business unit, product line, product or any combination of the foregoing; on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods or to other external measures. The Committee may specify any reasonable definition of the measures it uses. Such definitions may provide for reasonable adjustments to the measures and may include or exclude items, including but not limited to: extraordinary or unusual and nonrecurring gains or losses, litigation or claim judgments or settlements, material changes in tax laws, acquisitions or divestitures, the cumulative effect of accounting changes, asset write-downs, restructuring charges, or the results of discontinued operations or products.

2.9	“Performance Period” means the period for which an Award is made. Unless otherwise specified by the Committee, the Performance Period shall be a Company fiscal year.

2.10	“Plan” means the Microsoft Corporation Executive Officer Incentive Plan, as it may be amended from time to time.

2.11	“Section 162(m)” means Code Section 162(m) and applicable IRS guidance issued thereunder.

ARTICLE 3

Eligibility and Participation

Executive officers of the Company are eligible to receive Awards under the Plan. An executive officer designated by the Committee to receive an Award under Section 4.1 shall be a Participant in the Plan and shall continue to be a Participant until any amounts due under any Awards he may receive have been paid.

ARTICLE 4

Incentive Awards

4.1	Grants of Awards.

(a)	Establishment of Written Terms – Not later than 90 days after the beginning of a Performance Period for which the Committee has determined to grant Awards under the Plan or any other date required or permitted under Section 162(m), the Committee shall determine in writing (a) the Participants receiving Awards for the Performance Period, (b) the Performance Goals for each Participant for the Performance Period, and (c) the amount payable to a Participant upon attainment of the applicable Performance Goals for the Performance Period.

(b)	Incentive Pools – Unless otherwise determined by the Committee, the amount payable to a Participant upon attainment of the applicable Performance Goals for a Performance Period will be stated as a percentage of an incentive pool. As described in Section 4.3 below, the amount of a Participant’s Award may be reduced below the amount determined by multiplying the incentive pool percentage by the incentive pool for the Performance Period. The total of the incentive pool percentages assigned to all Participants for a Performance Period shall not exceed 100%, and the amount of the incentive pool shall be determined under an objective formula or basis.

(c)	Maximum Amount – The maximum amount that may be paid to any Participant based on one or more Performance Periods ending in a fiscal year shall be $20 million.

(d)	New Executive Officers – The Committee may grant an Award to an individual who becomes an executive officer during a Company fiscal year based on performance during the balance of the fiscal year or such other Performance Period as it determines. If the Performance Period for such an Award is less than 12 months, within the first 25% of the Performance Period or any other date required or permitted under Section 162(m), the Committee shall determine in writing (a) Performance Goals for the Performance Period, and (b) the amount payable to the Participant upon attainment of the applicable Performance Goals for the Performance Period. The amount payable to such a Participant upon attainment of the applicable Performance Goals for a Performance Period may be stated as a percentage of an incentive pool.

(e)	2009 Fiscal Year Awards – The Company’s 2009 fiscal year is a Performance Period for which there will be an incentive pool equal to 0.35% of the Company’s operating income for the 2009 fiscal year, as reported in the Company’s financial statements (“Operating Income”). The Committee will designate Participants to receive Awards and their incentive pool percentages for this Performance Period. No payments will be made under an Award described in this paragraph unless the Company’s fiscal year 2009 Operating Income is greater than zero; this positive Operating Income requirement is the Performance Goal for this Performance Period.

4.2	Performance Goal Satisfaction and Certification. Within a reasonable time after the close of a Performance Period, the Committee shall determine whether the Performance Goals established for that Performance Period have been met. If the Performance Goals have been met, the Committee shall so certify in writing to the extent required by Section 162(m).

4.3

Award Amount. If the Committee has made the written certification under Section 4.2 for a Performance Period, each Participant to whom the certification applies shall be eligible to receive a payment under their Award for that Performance Period. For any Performance Period, however, the Committee (and, with respect to Awards for the chief executive officer, two or more independent members of the Company’s Board of Directors who are outside directors within the meaning of Section 162(m)) shall have the absolute discretion to reduce the amount of, or eliminate entirely, the payment under an Award to one or more of the Participants. Payment of all or part of an Award amount in the form of an equity compensation grant shall be made under, and subject to the terms and conditions of, the Company’s 2001 Stock Plan and the applicable grant documentation.

4.4	Payment of the Award.

(a)

Payment of an Award for a Performance Period ending with a Company’s fiscal year shall be made by the end of the fiscal quarter following the end of the fiscal year. Unless otherwise specified by the Committee, payment of an Award shall be made no later than March 15 of the calendar year following the close of the Performance Period (or if later, by the 15th day of the third month following the end of the Company’s fiscal year containing the last day of the Performance Period).

(b)	As permitted by the Committee, a Participant may, in accordance with section 409A of the Code, voluntarily defer receipt of an Award in the form of cash under the terms of the Deferred Compensation Plan.

(c)	The Company shall have the right to deduct from any Award payable in cash any applicable Federal, state and local income and employment taxes and any other amounts that the Company is required to deduct. Deductions from an Award in the form of an equity compensation award shall be governed by the Company’s 2001 Stock Plan and the applicable grant documentation.

4.5	Eligibility for Payments. Unless otherwise determined by the Committee, a Participant shall be eligible to receive payment under an Award for a Performance Period only if the Participant is employed by the Company or a Company subsidiary on the last day of the Performance Period, and only if the Participant satisfies any other conditions to receipt of the Award specified by the Committee.

4.6	Discretionary Awards. The Committee may grant Awards under the Plan that are not intended to qualify as performance-based compensation under Section 162(m) and as such will not need to meet the requirements of this Article 4. Any such Award shall be designated as an Award that is not intended to so qualify in the Award grant documentation.

ARTICLE 5

Administration

5.1	General Administration. The Plan is to be administered by the Committee. Subject to the terms and conditions of the Plan, the Committee is authorized and empowered in its sole discretion to select Participants and to make Awards in such amounts and upon such terms and conditions as it shall determine.

5.2	Administrative Rules. The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret the Plan and rule on any questions respecting any of its provisions, terms and conditions.

5.3	Decisions Binding. All decisions of the Committee concerning this Plan shall be binding on the Company and its subsidiaries and their respective boards of directors, and on all Participants and other persons claiming rights under the Plan.

5.4	Section 162(m) and Shareholder Approval. Other than Awards issued under Section 4.6, Awards under this Plan are intended to satisfy the applicable requirements for the performance-based compensation exception under Section 162(m). It is intended that the Plan be administered, interpreted and construed so that such Awards (“162(m) Awards”) meet such requirements. Payments under 162(m) Awards shall be contingent upon shareholder approval of the material terms of the Plan in accordance with Section 162(m). Unless and until such shareholder approval is obtained, no amounts shall be paid under 162(m) Awards.

5.5	Recovery Policy. Amounts paid under the Plan shall be subject to recovery by the Company under its executive compensation recovery policy.

ARTICLE 6

Amendments and Termination

The Plan may be amended or terminated by the Committee at any time. All amendments to this Plan, including an amendment to terminate the Plan, shall be in writing. An amendment shall not be effective without the approval of the shareholders of the Company if such approval is necessary to continue to qualify Awards (other than those issued under Section 4.6) as performance-based compensation under Section 162(m), or otherwise under Internal Revenue Service or SEC regulations, the rules of NASDAQ or any other applicable law or regulations.

ARTICLE 7

Miscellaneous

7.1	Duration of the Plan. The Plan shall remain in effect until all Performance Periods related to Awards made under the Plan have expired and any payments under such Awards have been made.

7.2	Awards Not Assignable. No Award, or any right thereto, shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any attempted assignment or alienation shall be void and of no force or effect.

7.3	Participant Rights. The right of any Participant to receive any Award payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company. The Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Award for a Performance Period because of a Participant’s participation in the Plan for any prior Performance Period.

7.4	Employment at Will. Neither this Plan nor any action or communication under this Plan: (1) gives any employee any right with respect to employment or continuation of current employment with the Company or its subsidiaries or to employment that is not terminable at will, or (2) sets any employee’s employment with the Company or its subsidiaries for any minimum or fixed period. Employment by the Company or a Company subsidiary may be terminated by either the employee or the employer at any time, for any reason or no reason, with or without cause, and with or without notice or any kind of pre- or post-termination warning, discipline or procedure. This Section 7.4 applies to employment in the United States.

7.5	Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business or assets, shall assume the Company’s liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

7.6	References. All statutory and regulatory references in this Plan include successor provisions.

7.7	Severability. If any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

7.8	Applicable Law and Venue. The Plan shall be governed by the laws of the State of Washington. If the Company or any Participant (or beneficiary) initiates litigation related to this Plan, the venue for such action will be in King County, Washington.